Exhibit 10.2

CASH RETENTION PAYMENT AGREEMENT

THIS CASH RETENTION PAYMENT AGREEMENT (“Agreement”), dated as of this 3rd day of June, 2018, is by and between Great Plains Energy Incorporated (the “Company”) and                      (“Employee”).

WHEREAS, the Company has entered into the Merger Agreement, the consummation of which will result in an operational combination of the Company and Westar Energy, Inc. (the “Merger”).

WHEREAS, to encourage Employee to remain employed with the Company or its successor through the day after the second anniversary of the Closing Date of the Merger, the Company and Employee are willing to enter into this Agreement.

AGREEMENT

The Company and Employee agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases have the meanings specified below:

“Closing Date” as defined in the Merger Agreement.

“Cash Retention Payment” means that payment made under Article 2 of this Agreement but subject to potential repayment in accordance with Article 3.

“Merger Agreement” means the Amended and Restated Agreement and Plan of Merger by and among Westar Energy, Inc., Great Plains Energy Incorporated, Monarch Energy Holding, Inc., and King Energy, Inc., dated as of July 9, 2017.

“Separation from Service” or “Separates from Service” means Employee’s death, retirement or other termination of employment or service from the Company (or an affiliate or successor of the Company). A Separation from Service will not occur if Employee is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, as long as Employee’s right to reemployment with Company is provided either by statute or by contract.

Article 2

Cash Retention Payment

The Company will pay to Employee $                     (the “Cash Retention Payment”), less all applicable payroll and other tax withholdings, within twenty (20) days following the later of (i) the Company’s receipt of an executed copy of this Agreement or (ii) the Closing Date. In the event Employee experiences a Separation from Service, for any reason, before June 5, 2020 (the day after the second anniversary of the Closing Date) (the “Retention Date”), Employee shall be obligated to repay the net amount of the Cash Retention Payment after deduction of tax withholdings to the Company pursuant to the terms of Article 3 of this Agreement. If Employee remains actively and continuously employed by the Company (or an affiliate or successor of the Company) through the Retention Date any and all repayment obligations imposed by Article 3 of this Agreement shall cease and under no circumstances shall Employee become obligated to repay to the Company the Cash Retention Payment.

Article 3

Repayment Obligation

If Employee Separates from Service for any reason (including by reason of voluntary resignation, death, disability or dismissal by the Company with or without cause or as a result of an involuntary termination in connection with the Merger or any other change in control of the Company) before the Retention Date, Employee acknowledges, understands, and agrees that within the 30 day period following such a Separation from Service Employee must repay to the Company an amount equal to the Cash Retention Payment, less all applicable tax withholdings, previously paid to Employee. Employee further acknowledges, understands, and agrees that the Company shall be entitled to deduct from any other compensation payable to the Employee (other than deferred compensation that is subject to Section 409A of the Internal Revenue Code) any amounts that Employee is required to pay to the Company in accordance with this Article 3. Employee’s repayment obligation under this Article 3 shall survive the termination of this Agreement.

Article 4

Miscellaneous

4.1.    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give Employee the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge Employee. It also does not require Employee to remain an employee nor interfere with Employee’s right to terminate employment at any time.

4.2.    Binding Effect. This Agreement shall bind Employee, the Company, and their beneficiaries, survivors, executors, successors, assigns, administrators and transferees.

4.3.    Termination of Employment. For purposes of this Agreement, if there is any dispute over the employment status of Employee or the date of Employee’s Separation from Service, the Company has the sole and absolute right to decide the dispute.

4.4.    Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Missouri.

4.5.     Entire Agreement. This Agreement constitutes the entire agreement between the Company (or Company affiliates) and Employee, as to the subject matter hereof and supersedes all prior agreements between the parties hereto relating directly to the subject matter hereof including any prior retention payments or agreements relating to the Merger. No rights are granted to Employee by virtue of this Agreement other than those specifically set forth herein.

4.6.    Contingent Nature of Agreement. Notwithstanding anything else herein to the contrary, this Agreement is contingent on both (i) the closing of the Merger and (ii) the Company’s receipt of an executed copy of the Agreement.

Employee and the Company have signed this Agreement effective as of the date stated above in the preamble to this Agreement.

EMPLOYEE	GREAT PLAINS ENERGY INCORPORATED

By:

Title: